Exhibit 23.1

December 17, 2007

United States Securities and Exchange Commission
100 F. Street, N. E.
Washington, D.C. 20549

Re:	Consent to be named in Amendment No. 1 to Form SB-2 Registration Statement, for the registration of 3,042,254 shares of common stock of Equicap, Inc.

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Equicap, Inc., a Nevada corporation, on Amendment No. 1 to Form SB-2 of our report dated September 26, 2007, appearing in this Registration Statement relating to the financial statements of Equicap, Inc. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/S/ Patrizio & Zhao, LLC
Patrizio & Zhao, LLC Parsippany, New Jersey